8x8 to Acquire Fuze

Deal Accelerates 8x8 XCaaS Innovation and Global Enterprise Momentum for Integrated Cloud Communications and Contact Center Solution
CAMPBELL, Calif.— December 1, 2021 — 8x8, Inc. (NYSE: EGHT), a leading integrated cloud communications platform provider, today announced that it has entered into a definitive agreement to acquire Fuze, a leader in cloud based communications for the enterprise. Under the terms of the agreement, 8x8 will acquire Fuze for approximately $250 million in stock and cash, subject to certain adjustments. The acquisition will accelerate 8x8 XCaaS™ (eXperience Communications as a Service™) innovation and expand 8x8’s enterprise customer base and global presence. The transaction is expected to close during 8x8’s fourth fiscal quarter, subject to the satisfaction of regulatory approvals and other customary closing conditions.

“The migration to cloud-based communications and engagement is accelerating as organizations worldwide shift to hybrid work models, creating a multi-billion dollar opportunity,” said Dave Sipes, CEO at 8x8. "Our XCaaS strategy is defining and shaping the future of the cloud communications industry as we drive innovation to help our customers meet their changing business requirements. The acquisition of Fuze expands our operational scale and extends our global presence as we meet enterprise demand for our XCaaS integrated UCaaS and CCaaS solution.”

Fuze has global operations dedicated to a seamless customer experience between unified communications and contact center. Acquiring Fuze will further support innovation and development of 8x8 XCaaS, a single-vendor, integrated Unified Communications as a Service (UCaaS), Contact Center as a Service (CCaaS), and Communications Platform as a Service (CPaaS) solution.

“Enterprise customers recognize the importance of an integrated UCaaS and CCaaS solution. 8x8’s industry-leading XCaaS solution for an integrated employee and customer experience enables customers to advance their cloud transformation efforts as they move off legacy on-premises systems,” said Brian Day, CEO of Fuze. “Combining resources and expertise with 8x8 is a natural fit, bringing with it needed scale and accelerating the pace of product innovation with differentiated solutions that capitalize on this massive opportunity, all of which will serve to benefit our enterprise customer base.”

The acquisition will deliver strong value to customers, employees, partners and stakeholders by:
•Accelerating the XCaaS platform advantage with dramatically increased resources for research and development, engineering and support.
•Expanding the enterprise customer base and global presence, especially in continental Europe.
•Providing significant cross-sell opportunities with 8x8’s omnichannel contact center and CPaaS capabilities to support enterprise customer engagement efforts.

Both 8x8 and Fuze are uniquely recognized in the marketplace. 8x8 was recently named a Leader and Fuze a Visionary in the 2021 Gartner® Magic Quadrant™ for Unified Communications as a Service, Worldwide. This was the tenth consecutive year 8x8 was recognized as a Leader. 8x8 was also named a Challenger in the 2021 Gartner Magic Quadrant for Contact Center as a Service for the seventh consecutive year.

Transaction Terms and Financial Impact
•Approximately $250 million in aggregate consideration, subject to certain adjustments, composed of approximately $130 million in cash and $120 million in common stock of 8x8.

•Up to $130.2 million will be used to retire Fuze’s debt and pay for the equity owned by non-accredited stockholders of Fuze.
•8x8 expects to file a resale registration statement for the shares to be issued in connection with the transaction after the closing.

8x8 expects to remain non-GAAP profitable after the transaction closes.

Conference Call and Webcast
8x8 will host a conference call today, December 1, 2021, at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) to discuss the announcement. Interested parties may access the conference call by dialing 844-200-6205 (domestic) or 646-904-5544 (international) and providing passcode 041014.
A live audio webcast of the call can be accessed from the Investor Relations section of the company’s website at https://investors.8x8.com. An archived version of the webcast will be available at the same website shortly after the conclusion of the live event.

About 8x8 XCaaS
8x8 XCaaS, which includes a fully integrated, cloud native contact center, voice, team chat, video meetings, and CPaaS embeddable communications and APIs capabilities in a single-vendor solution, to empower a distributed workforce, while providing adaptable solutions that meet evolving organizational needs. 8x8 XCaaS is built on the resilient, secure, and compliant 8x8 eXperience Communications Platform™, which offers the highest levels of reliability and the industry’s only financially backed, platform-wide 99.999 percent SLA across an integrated cloud UCaaS and CCaaS solution.

About 8x8 Inc.
8x8, Inc. (NYSE: EGHT) is transforming the future of business communications as a leading Software-as-a-Service provider of 8x8 XCaaS™ (eXperience Communications as a Service™), an integrated contact center, voice communications, video, chat and API solution built on one global cloud communications platform. 8x8 uniquely eliminates the silos between Unified Communications as a Service (UCaaS) and Contact Center as a Service (CCaaS) to power the communications requirements of all employees globally as they work together to deliver differentiated customer experiences. For additional information, visit www.8x8.com, or follow 8x8 on LinkedIn, Twitter and Facebook.

8x8®, 8x8 XCaaS™, eXperience Communications as a Service™ are trademarks of 8x8, Inc.

Forward Looking Statements:
This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Any statements that are not statements of historical fact may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These forward-looking statements, rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, including but not limited to: changing industry trends, operational and economic impacts of the COVID-19 pandemic, new product innovations and integrations, market demand for our products, channel and e-commerce growth, sales and marketing activities, strategic partnerships, business strategies, customer acquisition and support costs, customer churn, future operating performance and efficiencies, financial outlook, revenue growth, profitability and risks that the transaction may not close due to the failure to satisfy all required conditions.

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8x8, Inc. Contacts:

Investor Relations:
Kate Patterson, 1-408-763-8175
katherine.patterson@8x8.com

Media:
John Sun, 1-408-692-7054
john.sun@8x8.com